Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Appointment
of David S. Chernow as President and Chief Strategy Officer
MECHANICSBURG, PENNSYLVANIA — September 13, 2010 — Select Medical Holdings Corporation (NYSE: SEM) today announced the appointment of David S. Chernow as its President and Chief Strategy Officer. In connection with such appointment, Mr. Chernow has resigned, effective today, from Select’s Board of Directors.
“Select Medical has grown significantly over the years and will continue to do so,” said Robert A. Ortenzio, Select’s Chief Executive Officer. “A dual focus is required to drive strategy for the future, while ensuring that our current operations are effective, efficient and of the highest quality. We are pleased to have an executive and leader of David’s caliber join Select Medical as President and Chief Strategy Officer. He will work closely with me and with Patricia A. Rice, President and Chief Operating Officer, and other members of Select’s senior management team.”
“I welcome the opportunity to join Select’s management team in this dynamic, new leadership position,” said Mr. Chernow. “Since its inception in 1996, Select has been focused on clinical quality, operational excellence and progressive yet responsible growth. I look forward to continuing Select’s tradition of excellence and charting its strategic direction and future growth.”
Most recently, Mr. Chernow served as President and CEO of Oncure Medical Corp., a national network of cancer treatment centers. From 2001 to 2007, he was President and CEO of JA Worldwide (formerly known as Junior Achievement), the world’s largest non-profit organization dedicated to educating young people about business, economics and free enterprise.
Mr. Chernow co-founded American Oncology Resources in 1992 and served as its Chief Development Officer until a 1999 merger formed US Oncology. At US Oncology, he was President of its Physician Services Group. Mr. Chernow is a graduate of the University of California at Los Angeles and received his law degree (J.D.) from Pepperdine University.
Sean M. Traynor, a General Partner of Welsh Carson Anderson & Stowe, has also resigned, effective today, from Select’s Board of Directors to permit the Board’s independent Directors to continue to constitute a majority of the Board. “We wish to recognize and thank Sean Traynor for his many years of service as a member of Select’s Board of Directors and his invaluable contributions to the company,” remarked Rocco A. Ortenzio, Select’s Executive Chairman.

Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of June 30, 2010, Select operated 89 long term acute care hospitals and 6 acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 953 locations in 36 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including but not limited to those described in Select’s filings with the Securities and Exchange Commission.
Investor inquiries:
Joel T. Veit
Vice President & Treasurer
717/972-1100
ir@selectmedicalcorp.com
Media inquiries:
Carolyn N. Curnane
Vice President, Corporate Communications
610 - 992-7176
ccurnane@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation